UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 3, 2016

TRIPADVISOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35362	80-0743202
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 1st Avenue

Needham, MA 02494

(Address of principal executive offices) (Zip code)

(781) 800-5000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

TripAdvisor, Inc. (the “Company”) previously announced, on December 18, 2015, that Christopher W. Shean tendered his resignation as a member of the Board of Directors (the “Board”) of the Company. Pursuant to the Governance Agreement, dated as of December 20, 2011 (the “Governance Agreement”) to which the Company and Liberty TripAdvisor Holdings, Inc. (“LTRIP”) are party, LTRIP (which is the controlling stockholder of the Company) currently has the contractual right to designate a replacement director to fill the vacancy created by the resignation of Mr. Shean. LTRIP has designated Albert Rosenthaler as its designee and, on February 3, 2016, the Company’s Board elected Mr. Rosenthaler to the Board.

Mr. Rosenthaler serves as Chief Tax Officer of LTRIP, Liberty Media Corporation, Liberty Interactive Corporation and Liberty Broadband Corporation and has served as the lead tax officer of various Liberty companies since 2002. Mr. Rosenthaler also serves on the Board of Directors of LTRIP.

In consideration for serving on the Board, Mr. Rosenthaler will receive the following compensation:

(i)	An annual retainer fee for membership on the Board of $50,000 (which will be pro-rated for the 2016 service term); and

(ii)	An RSU award with a value of $150,000 (based on the closing price of the Company’s common stock on the Nasdaq Stock Market on the date of grant and also pro-rated for the 2016 service term), subject to vesting in two annual installments commencing on the first anniversary of the date of grant and, in the event of a Change in Control (as defined in the Company’s 2011 Stock and Annual Incentive Plan, as amended), full acceleration of vesting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPADVISOR, INC.

Dated: February 5, 2016	By:	/s/ Seth J. Kalvert
Seth J. Kalvert Senior Vice President, General Counsel and Secretary